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                                                                EXHIBIT 21.1

                            SUBSIDIARIES OF COMPANY
                            -----------------------

NAME                                                            JURISDICTION OF
                                                                ORGANIZATION

1.  SMR Direct USA, Inc.                                        Delaware

2.  SMR Direct Cayman Corp.                                     Delaware

3.  Centennial Cayman Corp.                                     Delaware

4.  SMR Direct Cayman Corp. Chile Ltda.                         Chile

5.  Centennial Cayman Corp. Chile Ltda.                         Chile

6.  Telecomunicaciones y Servicios S.A.                         Chile

7.  Centennial Ecuador, S.A.                                    Ecuador

8.  Comovec S.A.                                                Ecuador

9.  Brunacci Compania Ltda                                      Ecuador

10. Radio Trunking de El Salvador, Ltda., C.V.                  El Salvador

11. Centennial Communications de El Salvador, Ltda., C.V.       El Salvador

12. CCC Holdings Peru, S.R.L.                                   Peru

13. Peru Tel S.A.                                               Peru

14. SMR Direct Peru, S.R.L.                                     Peru

15. Pompano S.R.L.                                              Peru

16. Telecom Supply S.R.L.                                       Peru

17. C-Comunica S.R.L.                                           Peru

18. Transnet del Peru, S.A.                                     Peru

19. Centennial Telecomunicaciones de Venezuela, S.A.            Venezuela